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                               EXHIBIT (c)(99.1)
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Press Release                                   FOR IMMEDIATE RELEASE
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                                                Contact: Carl M. Hill, President
                                                Telephone: (704) 982-9184


                          SOUTH STREET FINANCIAL CORP.
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           HOLDING COMPANY OF HOME SAVINGS BANK OF ALBEMARLE, S.S.B.
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                        COMPLETES INITIAL STOCK OFFERING
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     Albemarle, North Carolina - Mr. Carl M. Hill, President of Home Savings
Bank of Albemarle, S.S.B., based in Albemarle, North Carolina, announced today that Home Savings has completed its conversion from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank. As part of that conversion, Home Savings' holding company, South Street Financial Corp., issued 4,496,500 shares of its common stock, which sold for a price of $10.00 per share.

     The net proceeds of the offering are to be used for general corporate purposes permitted by applicable law and regulations, including primarily the origination of residential real estate loans and other investments. Pending such use, investments will be made in short-term investment securities such as U.S. government and government agency securities and interest bearing deposits.

     On September 17, 1996, Home Savings' Amended and Restated Plan of Holding Company Conversion was approved by Home Savings' depositor and borrower members at a Special Meeting that was held at Home Savings.

     Mr. Hill indicated that the officers and Board of Directors of Home Savings want to express their thanks for the response by customers to the stock offering and that Home Savings looks forward to serving the needs of its customers as a stock institution.

     Trident Securities, Inc., Raleigh, North Carolina managed the subscription offering for Home Savings.